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                                                           EXHIBIT 99.2

CONTACTS:
INVESTMENT COMMUNITY:                       MEDIA:
Carol Gruetter                              John Lockhart
NeoTherapeutics, Inc.                       Halsted Communications, Inc.
Tel: (949) 788-6700                         Tel:    (800) 600-7111 x.224
e-mail:  cgruetter@neotherapeutics.com              (213) 957-3111 x.224
                                            e-mail:  jlockhart@halsted.com


Margaret Wyrwas and Christine Seketa
Hill and Knowlton, Inc.
Tel:(212) 885-0544 or (212) 885-0350
e-mail:  mwyrwas@hillandknowlton.com
         cseketa@hillandknowlton.com



FOR IMMEDIATE RELEASE
----------------------

       NEOTHERAPEUTICS ANNOUNCES AIT-082 PREVENTS EXCITOTOXIC BRAIN DAMAGE

        PRESENTED TODAY AT SOCIETY FOR NEUROSCIENCE MEETING IN LOS ANGELES

Los Angeles, November 11, 1998 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced today new and important findings on AIT-082 (NEOTROFIN-TM-, leteprinim potassium) that may open a novel therapeutic approach to the treatment of brain injury and stroke. The research, presented in two presentations by Drs. Francesco Caciagli and Patrizia DiIorio and colleagues of the University of Chieti, Italy and by Dr. Bernhard Juurlink and colleagues of the University of Saskatchewan, describes the ability of AIT-082 to reduce or prevent brain damage due to neuroexcitotoxins. This type of damage contributes to the long-lasting disabling effects of stroke as well as spinal cord and brain injuries. These reports are among seven presented on AIT-082 at the 28th Annual Meeting of the Society for Neuroscience, held in Los Angeles.

Dr. Juurlink's presentation - entitled "The Hypoxanthine Analogue AIT-082 Promotes Neurite Formation and Regeneration in Hippocampal Neurons," describes the abilities of AIT-082 to enable neurons to better withstand normally damaging levels of glutamate, a naturally occurring neurotoxin. It also promotes better recovery from glutamate-induced damage. It seems as if AIT-082 might improve nerve metabolism by influencing the function of mitochondia, the cell structures responsible for producing energy. The results suggest that AIT-082 might be used therapeutically for the establishment, maintenance and regeneration of synaptic connections in the diseased central nervous system.

Dr. Juurlink said: "These encouraging results illustrate an important aspect of the action of AIT-082. Energy is essential for all cells to function properly, in particular cells of the brain. This action of AIT-082 could serve as a basis for the drug's protective action seen when nerve cells are subjected to neurotoxic injury as seen in stroke and brain trauma."

Dr. Caciagli's presentation - entitled "The Hypoxanthine Derivative AIT-082 Protects Against Neurotoxicity In Vitro and In Vivo," describes a series of experiments which were designed to look at the protection of neurons both in tissue culture and in the brains of animals from damage due to excitotoxic molecules. AIT-082 enhanced the ability of neurons to withstand this type of damage. One of the mechanisms by which AIT-082 effects this protection is by the natural production of protective neurotrophic factors, such as nerve growth factor. The effects of AIT-082 in these animals were confirmed by magnetic resonance imaging (MRI) of the brain of the experimental animals. The MRI scans showed the therapeutic effect of the drug; those animals who were given AIT-082 showed less brain damage.

Professor Francesco Caciagli, Chairman of the Department of Biomedical Sciences at the University of Chieti, Italy said: "These very encouraging results can serve as the justification of evaluating AIT-082 as a therapeutic agent from the treatment of stroke as well as traumatic brain and spinal cord injury."

Dr. Alvin Glasky, President and Chief Scientific Officer of NeoTherapeutics, based in Irvine, CA, stated: "We are very pleased that these exciting experimental results from Canada and Italy have extended our knowledge about the action of AIT-082. While our clinical program of testing AIT-082 for the treatment of Alzheimer's disease continues at an accelerated rate, we must give consideration to initiating clinical trials with other neurodegenerative conditions."

NeoTherapeutics' research program is focused on designing and developing small molecules capable of promoting nerve regeneration and repair for a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

                               ###

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the early stage of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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